Exhibit 99.1
                                                                    News Release
National Reports 5% Sequential Revenue Growth for 4th Qtr 2003




PR Media:                                                 Financial:
Jeff Weir                                                 Jim Foltz
National Semiconductor                                    National Semiconductor
(408) 721-5199                                            (408) 721-5693
jeff.weir@nsc.com                                         invest.group@nsc.com

National Semiconductor Reports 5% Sequential Revenue Growth for Fourth Quarter, 12% Growth for 2003 Fiscal Year

o    Fourth quarter revenues rose 5% from Q3 to $425.3 million
o Including special charges in Q4, company reported net loss of $4.4 million, or 2 cents loss per share
o Excluding special charges in Q4, net income was $22.2 million, or 12 cents per share
o    Gross margin improved 190 basis points to 44.6% in Q4
o    Fiscal year 2003 revenues increased 12% to $1.67 billion
o Profit-improvement plan on track to achieve $120 million annualized cost savings

SANTA CLARA, Calif., June 5, 2003 - National Semiconductor Corporation (NYSE:NSM) today reported revenues of $425.3 million for the fourth quarter of fiscal 2003, which ended May 25, 2003, and recorded a net loss of $4.4 million, or two cents per share. The fourth quarter net loss included $26.6 million of special charges primarily for severances and asset impairments associated with actions the company announced on May 21, 2003. Excluding these special charges, National would have reported net income of $22.2 million, or 12 cents per share.

National's fourth quarter revenues were slightly higher than last year's fourth quarter revenues of $419.5 million. National's fourth quarter 2002 net income was $17.1 million, or nine cents per share, which included a tax refund of $11.5 million. Excluding the tax refund, net income in the fourth quarter of 2002 was $5.6 million, or three cents per share. On a sequential basis, fourth quarter 2003 revenues increased by 5 percent over third quarter revenues of $404.3 million. Fourth quarter gross margins improved to 44.6 percent from 42.7 percent in the third fiscal quarter 2003.

"Our business has improved," said Brian L. Halla, National's chairman, president and CEO. "We grew revenues 5 percent in Q4 and made $22 million in operating profit, or 12 cents per share, before restructuring charges. We're on track with our plan to create higher returns faster for National's shareholders."

Orders Increased Sequentially in Q4
National reported that orders in the fourth quarter grew more than 3 percent sequentially from the third quarter. Power management orders outgrew the company average while display and standard analog products exhibited double digit growth. This performance was consistent with National's focus to gain additional content in handsets and display applications. Worldwide bookings exceeded billings, with Japan showing the strongest bookings improvement.

Outlook for Q1 2004
National's revenues for the first quarter of FY 2004 are expected to be flat to seasonally down 4 percent from the fourth quarter of 2003, consistent with historical patterns during the summer quarter. Gross margin percentage is expected to be flat to slightly down, depending on the level of revenue achieved during the quarter. Operating expenses are expected to decrease due to the profit-improvement actions taken in Q3 and Q4.

Fiscal Year 2003 Summary

For the year, National reported a net loss of $33.3 million, or 18 cents per share on revenues of $1.67 billion. This compares with a net loss for fiscal 2002 of $121.9 million, or $0.69 per diluted share on revenues of $1.49 billion. National's fiscal 2003 net loss included $43.6 million of special charges primarily for severances related to the workforce reductions announced in February and May of this year and impairment of certain assets, and $13.8 million in R&D expense for writedowns of technology licenses. Without these charges, National's net results for the year would have been income of $24.1 million, or 0.13 cents a share. National's gross margin increased 640 basis points from 37.0 percent for fiscal 2002 to 43.4 percent for fiscal 2003.

Summary of Results
--------------------------------------------------------------------------------
                                     For 3 months ended    For 12 months ended
                                      May 25,   May 26,      May 25,  May 26,
                                       2003      2002         2003     2002
                                     -------------------   --------------------

Net sales                            $425.3     $419.5     $1,672.5   $1,494.8
Net income (loss) as reported        $ (4.4)    $ 17.1     $  (33.3)  $ (121.9)
Earnings (loss) per diluted          $ (0.02)   $  0.09    $   (0.18) $   (0.69)
share as reported

Net income (loss) excluding           $22.2     $  5.6     $   24.1   $ (133.4)
     license writedowns and
     special items (2003) and
     tax refund (2002)

Net income (loss) per diluted share   $ 0.12    $  0.03    $    0.13  $   (0.75)
     excluding license writedowns
     and special items (2003)
     and tax refund (2002)

All figures in millions of dollars, except per share amounts.
-------------------------------------------------------------------------------
Product Highlights During Fiscal Year

National announced several new alliances and product initiatives with key partners during the 2003 fiscal year. These activities included National's worldwide alliance with ARM Limited on PowerWiseTM solutions to increase battery life for portable power products, such as mobile phones; the launch of a new line of high-voltage power management solutions for communications, industrial and automotive markets; continued innovations in audio and amplifier technology, such as National's amp-in-a-mike solution for handsets; production of an award-winning BluetootTM module and chipset for wireless customers; enhanced, integrated chipsets for LCD (flat panel) and CRT displays; and National's alliance with Microsoft to develop Smart Personal Objects Technology (SPOT) for consumer devices, such as wristwatches.

"With great technology and world-class partners, we continue to build National's position in key markets, including handsets, flat panel displays and notebook PCs," Halla said. "As we focus on profitability and greater returns, we continue to leverage our strength in core analog technologies like power management and amplifiers. Power management circuits now represent about 30 percent of our sales."

Aggressive Execution on Profit-Improvement Plan
On February 20, 2003, National launched a series of profit-improvement activities designed to improve shareholder returns by prioritizing R&D spending on the company's higher-margin analog businesses. Total cost savings from these profit-improvement activities are expected to be approximately $30 million per quarter, or approximately $120 million annually.

To date, under that profit-improvement plan, the company has taken the following steps:
o Revised its technology and manufacturing agreement with Taiwan Semiconductor Manufacturing Corporation (TSMC) at the end of Q3.
o Reduced its workforce by 500 at the end of Q3 and 340 at the end of Q4, for a total of 8 percent of National's workforce. These reductions bring National's workforce to 9,200.
o    Closed the cellular baseband business unit at the end of Q4.
o Launched efforts in Q4 to sell the Information Appliance (IA) business unit, which consists primarily of the GeodeTM family of microprocessor products.

The impact of these activities to date has provided National with approximately $25 million in cost-savings toward the $30 million-per-quarter target. The remaining cost-savings would be achieved upon completion of the sale or closure of the Information Appliance business unit. If a sale cannot be consummated, National intends to close the business unit and discontinue product development. Although the company is engaged in discussions about a potential sale, it cannot give assurance that a transaction will take place.

This release contains forward-looking statements dependent on a number of risks and uncertainties. These factors include, but are not restricted to, new orders received and shipped during the remainder of the fourth quarter, the degree of factory utilization, the successful sale of existing inventories at existing prices, the ramp up of recently introduced products, and the timely completion of the actions updated above. Other risk factors are included in the company's 10-Q for the third quarter ended February 23, 2003, and the 10-K for the year ended May 26, 2002 (see the Outlook section of Management's Discussion and analysis of Results of Operations and Financial Conditions) and the Annual Report dated May 26, 2002.


About National Semiconductor

National Semiconductor is the premier analog company driving the information age. Combining real-world analog and state-of-the-art digital technology, the company is focused on analog-based semiconductor products, which include stand-alone devices and subsystems in the areas of power management, imaging, display drivers, audio, amplifiers and data conversion. The company targets key markets such as wireless, displays, PCs, networks and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.67 billion for its most recent fiscal year. Additional company and product information is available on the World Wide Web at www.national.com.

National Semiconductor is a registered trademark. PowerWise and Geode are trademarks of National Semiconductor Corporation. All other brand or product names are trademarks or registered trademarks of their respective holders.

NATIONAL SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share amounts)


                                Three Months Ended    Twelve Months Ended
                                ------------------    -------------------
                                 May 25,     May 26,     May 25,   May 26,
                                   2003      2002        2003      2002
                                 -------   -------     --------  --------
Net sales                        $425.3    $419.5      $1,672.5  $1,494.8

Operating costs and expenses:
  Cost of sales                   235.5     239.0         946.8     941.4
  Research and development         98.1     111.3         435.6     441.0
  Selling, general and
    administrative                 65.3      67.1         270.3     260.9
  Special items                    26.6       8.2          44.3       9.3
                                 -------   -------     --------  --------
Total operating costs
  and expenses                    425.5     425.6       1,697.0   1,652.6
                                 -------   -------     --------  --------
Operating loss                     (0.2)     (6.1)        (24.5)   (157.8)
Interest income, net                3.1       4.5          14.1      21.3
Other income(expense), net         (4.8)      9.7         (12.9)     13.1
                                 -------   -------     --------  --------
Income(loss) before income taxes   (1.9)      8.1         (23.3)   (123.4)
Income tax expense(benefit)         2.5      (9.0)         10.0      (1.5)
                                 -------   -------     --------  --------
Net income(loss)                 $ (4.4)   $ 17.1      $  (33.3) $ (121.9)
                                 =======   =======     ========  ========

Earnings(loss) per share:
         Basic                    $(0.02)   $0.10        $(0.18)  $(0.69)
         Diluted                  $(0.02)   $0.09        $(0.18)  $(0.69)


Selected income statement ratios as a percentage of sales:

Gross margin                       44.6%    43.0%         43.4%    37.0%
Research and development,
  excluding IPR&D charge           23.1%    26.5%         26.0%    29.5%
Selling, general and
  administrative                   15.4%    16.0%         16.2%    17.5%
Net income(loss)                   (1.0%)    4.1%         (2.0%)   (8.2%)

Effective tax rate                  N/A      N/A           N/A      N/A

NATIONAL SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS  (Unaudited)
(in millions)
                                                    May 25,      May 26,
                                                     2003         2002
ASSETS                                             --------     --------
Current assets:
  Cash and cash equivalents                       $  802.2     $  681.3
  Short-term marketable debt securities              113.2        153.1
  Receivables, net                                   137.1        131.7
  Inventories                                        142.2        145.0
  Deferred tax assets                                 66.0         58.7
  Other current assets                                20.5         38.3
                                                   --------     --------
  Total current assets                             1,281.2      1,208.1

Net property, plant and equipment                    680.7        737.1
Long-term marketable debt securities                   -           10.0
Goodwill                                             173.3        173.3
Other assets                                         109.4        160.3
                                                   --------     --------
Total assets                                      $2,244.6     $2,288.8
                                                   ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt               $    2.3     $    5.5
  Accounts payable                                   107.0        123.7
  Accrued expenses                                   208.5        226.7
  Income taxes                                        49.6         47.9
                                                   --------     --------
  Total current liabilities                          367.4        403.8

Long-term debt                                        19.9         20.4
Other non-current liabilities                        151.3         83.5
                                                   --------     --------
  Total liabilities                                  538.6        507.7
                                                   --------     --------

Commitments and contingencies

Shareholders' equity:
  Common stock                                        91.8         90.2
  Additional paid-in capital                       1,451.3      1,402.5
  Retained earnings                                  277.2        310.5
  Accumulated other comprehensive loss              (114.3)       (22.1)
                                                   --------     --------
  Total shareholders' equity                       1,706.0      1,781.1
                                                   --------     --------
Total liabilities and shareholders' equity        $2,244.6     $2,288.8
                                                   ========     ========

NATIONAL SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)
                                                    Twelve Months Ended
                                                   ---------------------
                                                    May 25,      May 26,
                                                      2003         2002
                                                    -------      -------
Cash flows from operating activities:
Net loss                                            $ (33.3)     $(121.9)
Adjustments to reconcile net loss
  with net cash provided by operations:
  Depreciation, amortization and accretion            228.5        230.4
  Net gain (loss) on investments                        5.9         (9.4)
  Writedowns of R&D technology licenses                13.8          -
  Loss on disposal of equipment                         2.9          4.4
  Non-cash special items                               12.8         (2.3)
  Other, net                                            0.8          0.2
  Changes in certain assets and liabilities, net:
    Receivables                                        (5.3)        (6.4)
    Inventories                                         2.8         51.0
    Other current assets                                3.4          -
    Accounts payable and accrued expenses             (34.9)       (32.9)
    Current and deferred income taxes                   3.7         12.8
    Other noncurrent liabilities                        8.4        (25.6)
                                                    -------      -------
Net cash provided by operating activities             209.5        100.3
                                                    -------      -------
Cash flows from investing activities:
Purchase of property, plant and equipment            (171.3)      (138.0)
Sale and maturity of available-for-sale securities    892.6         88.6
Purchase of available-for-sale securities            (843.4)      (200.1)
Sale of investments                                    18.0         11.2
Sale of equipment                                       2.3          -
Business acquisitions, net of cash acquired           (11.0)       (42.1)
Purchase of nonmarketable investments                 (16.8)       (26.3)
Funding of benefit plan                                (3.6)       (14.9)
Other, net                                              7.3         (1.7)
                                                    -------      -------
Net cash used by investing activities                (125.9)      (323.3)
                                                    -------      -------
Cash flows from financing activities:
Repayment of debt                                      (5.4)       (20.6)
Issuance of common stock, net                          42.7        107.1
                                                    -------      -------
Net cash provided by financing activities              37.3         86.5
                                                    -------      -------
Net change in cash and cash equivalents               120.9       (136.5)
Cash and cash equivalents at beginning of year        681.3        817.8
                                                    -------      -------
Cash and cash equivalents at end of year            $ 802.2       $681.3
                                                    =======      =======

PART I.  FINANCIAL INFORMATION
EARNINGS PER SHARE (Unaudited)
(in millions, except per share amounts)


                                 Three Months Ended    Twelve Months Ended
                                 ------------------    -------------------
                                 May 25,    May 26,     May 25,   May 26,
                                   2003      2002         2003     2002
                                 -------    -------     -------   -------

Net Earnings(loss) per share:
         Basic                   $(0.02)     $0.10      $(0.18)  $(0.69)
         Diluted                 $(0.02)     $0.09      $(0.18)  $(0.69)

Weighted-average shares:
         Basic                   183.0      179.8       181.8    177.5
         Diluted                 183.0      190.6       181.8    177.5

Income(loss) used in basic and
   diluted earnings per share
   calculation                   $(4.4)     $17.1      $(33.3) $(121.9)



RECONCILIATION OF NET LOSS AS REPORTED TO NET INCOME(LOSS) EXCLUDING LICENSE WRITEDOWNS AND SPECIAL ITEMS (2003) AND TAX REFUND (2002)
(in millions)



                                Three Months Ended    Twelve Months Ended
                                ------------------    -------------------
                                 May 25,     May 26,     May 25,   May 26,
                                   2003      2002        2003      2002
                                 -------   -------     --------  --------

Net income(loss)as reported      $ (4.4)  $  17.1      $ (33.3)  $(121.9)
Add back:
  Special items - Cost reduction   26.6        -          43.6       -
    Charge
  Writedowns of technology
    licenses                         -         -          13.8       -
Deduct:
  Income tax refund                  -      (11.5)          -      (11.5)
                                  -------   -------     --------  --------
Net income(loss)excluding license
  writedowns and special items
  (2003) and tax refund (2002)   $ 22.2    $  5.6      $  24.1   $(133.4)
                                  =======   =======     ========  ========

Net earnings(loss) per share:
         Basic                    $0.12      $0.03        $0.13   $(0.75)
         Diluted                  $0.12      $0.03        $0.13   $(0.75)

Weighted-average shares:
         Basic                    183.0      179.8        181.8    177.5
         Diluted                  188.2      190.6        185.4    177.5

Income statement detail:
                                 Three Months Ended   Twelve Months Ended
                                 ------------------   -------------------
                                 May 25,    May 26,    May 25,   May 26,
                                   2003       2002       2003     2002
                                -------    -------    -------   -------
Special items
-------------
In-process reseach and
  development charges            $ 0.0     $  0.2     $  0.7     $ 1.3
Cost reduction actions            26.6        8.0       43.6       8.0
                                -------    -------    -------   -------
  Total special items            $26.6     $  8.2     $ 44.3     $ 9.3
                                =======    =======    =======   =======


Interest income, net
--------------------
Interest income                   $3.3     $  5.1     $ 15.6     $25.2
Interest expense                  (0.2)      (0.6)      (1.5)     (3.9)
                                -------    -------    -------   -------
  Interest income, net            $3.1     $  4.5     $ 14.1     $21.3
                                =======    =======    =======   =======

Other income(expense), net
--------------------------
Net intellectual property income $ 2.6     $  8.9     $  6.8     $11.6
Gain(loss)on investments, net     (7.4)       0.8      (19.7)      2.1
Other                               -          -          -       (0.6)
                                -------    -------    -------   -------
  Total other income
    (expense), net               $(4.8)      $9.7     $(12.9)    $13.1
                                =======    =======    =======   =======